EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST
DECLARES JUNE CASH DISTRIBUTION

    Dallas, Texas, June 20, 2008 - U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Cross Timbers Royalty Trust (NYSE - CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.644653 per unit, payable on July 15, 2008, to unitholders of record on June 30, 2008.  The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	22,000	223,000	$100.00	$10.69 (a)

Prior Month	17,000	159,000	$96.94	$9.20 (b)

(a) Excludes $518,756 related to lawsuit settlement proceeds for the underpayment of royalties on certain San Juan Basin properties, which increases the average price to $13.28 per Mcf.
(b) Excludes $315,527 related to lawsuit settlement proceeds for the underpayment of royalties on certain San Juan Basin properties, which increases the average price to $11.42 per Mcf.

    The current month distribution includes gas sales volumes of approximately 53,000 Mcf related to production from prior periods.

    The June 2008 distribution includes lawsuit settlement proceeds related to the underpayment of royalties on certain San Juan Basin properties.  Based on the information received by XTO Energy, the current month distribution includes additional royalties in the amount of $897,002, or approximately $0.15 per unit.  Of this amount, $378,246, or approximately $0.06 per unit, is interest income.

[LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

The May 2008 distribution included lawsuit settlement proceeds related to the underpayment of royalties on certain San Juan Basin properties.  Based on the information received by XTO Energy, the prior month distribution included additional royalties in the amount of $545,590, or approximately $0.09 per unit.  Of this amount, $230,063, or approximately $0.04 per unit, was interest income.

For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management Trustee Toll Free - 877-228-5084